Exhibit 99.3

2004 Business Update Press Release January 13, 2004

Natrol Updates Public on Key Initiatives

Product Development, Quality Assurance Boosted

CHATSWORTH, Calif. — (BUSINESS WIRE) — January 13, 2004—NATROL INC. (NASDAQ: NTOL — news), a manufacturer and distributor of nationally branded dietary supplements, today updated shareholders and employees on the Company’s progress in refocusing the Company’s efforts on its core vitamin and supplement business.  “In recent months, we announced the tough decisions we made to divest ourselves of two operating divisions, Annasa, a multi-level marketing business and Tamsol, a direct marketing group,” said Elliott Balbert, Natrol’s Chairman and President.  “Both these businesses had substantial strengths.  Annasa, in particular continues to offer the public wonderful, premium products.  Even so, we found they could not operate effectively under our umbrella despite collectively investing more than $3 million since mid-2002.  With these operations no longer part of Natrol, we can focus on our core competency: the development of value-added products sold through a broad variety of distribution networks including health food stores, catalogs, drug stores and mass merchandisers.

“To achieve our goals,” continued Balbert, “we are investing in more and better product development and quality assurance.  Our sense is that the public will continue to demand higher standards for all nutritional suppliers. All of us at Natrol are poised to meet this challenge.    Our mission continues to be to nourish the potential of mind and body by delivering safe, efficacious and proven products.”

The first milestone Balbert detailed was the completed staffing of the expanded in-house Product Development department.  Since his arrival in August 2003, V.P. of Technology and Product Development, Marc Meyers, Ph.D., has increased Natrol’s Product Development staff from 2 to 7 employees. Each new team member brings significant nutritional product development experience.  Dahlia Elnekave, Product Development Manager, was previously a product development consultant working for companies such as Northridge Laboratories.  Rose Muatine joins Natrol as Product Development Manager, having served similar nutritional supplement product development positions at Pharmavite and Kraft Foods.  Diane Schroeder, now Natrol Product Development Technologist, comes from Nestle where she spent over a decade in nutritional beverage product development.  And finally, Kathleen Dunn joined the Product Development team as Senior Compliance Manager, last having served a similar regulatory position at Access Business Group, makers of Nutrilite.  Balbert added, “These excellent additions to Dr. Meyers’ group gives Natrol the expertise to generate innovative, scientifically validated products intended to meet consumers’ ever growing demand for unique, high-quality dietary supplements.”  A product development laboratory and pilot plant expansion will be completed in mid-2004 to accommodate the aggressive new product growth plans for Natrol and its subsidiaries.

In addition to focused investment to build-out the Product Development team, Natrol is also expanding its Quality Control and Quality Assurance function through the hiring of Dr. Forouz Ertl as V.P. of Quality Assurance and Quality Control.  “Dr. Ertl’s top-level experience with U.S. Pharmacopeia and leading nutritional supplement companies makes her a leader in the QA / QC field.  Natrol’s core manufacturing competency will only be strengthened by her contributions.  During the next year we will nearly triple the size of our lab facilities with appropriate increases in staff to support the expansion.”

Mr. Balbert then provided an update regarding the successful consolidation of its Connecticut-based Prolab Sports Nutrition division into Natrol’s corporate headquarters located in Chatsworth, California.  “Within just 3 months, all of Prolab’s operational, sales and marketing functions were successfully incorporated into the Natrol system in Chatsworth.”  Only the warehousing and distribution point functions remain in Connecticut in order to most effectively support Prolab’s significant sales in the Northeast.

Balbert also announced the launch of a new line of products involving Prolab:  BodyShaping® by Prolab®.  “This new line is a joint venture between Prolab and BodyShaping®, the number one rated morning fitness show on ESPN2,” said Balbert, “and will be sold through QVC on-air sales, starting January 21.  At launch, QVC will be offering 5 BodyShaping® by Prolab® branded weight control and fitness products that leverage Natrol’s expertise with nutritious meal replacements, advanced omega-3 joint support, weight management support and daily multivitamin supplementation.”

Balbert concluded the announcement by adding, “The changes we accomplished in 2003 are but the first steps in creating a stronger Natrol. They create the foundation for our actions in 2004 that will continue fulfill our vision of becoming the first choice for WELLFULLNESS:  Natrol’s ability to help people feel better physically, emotionally and financially.”

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, including the factors described above and factors that the Company may not currently foresee, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward-looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company’s other filings with Securities and Exchange Commission.

Contact:
Natrol Inc., Chatsworth
Bob Mauser, 818/739-6000 ext.583